Exhibit 10.2

Employee Inducement Restricted Stock Unit Agreement

This Employee Inducement Restricted Stock Unit Agreement (this “Agreement”) is made this 11th day of September 2020 (the “Grant Date”) between Orthofix Medical Inc., a Delaware corporation (the “Company”), and Paul Gonsalves (the “Award Recipient”).

WHEREAS, as an inducement for the Award Recipient to accept employment with the Company or one of its Subsidiaries, the Company desires to afford the Award Recipient the opportunity to acquire shares of Stock on the terms and conditions set forth herein;

WHEREAS, the Award (as defined below) is intended to be granted pursuant to the exception for inducement grants pursuant to Nasdaq Listing Rule 5635(c)(4) and therefore is not granted pursuant to the Amended and Restated Orthofix Medical Inc. 2012 Long-Term Incentive Plan (as it may be further amended from time to time, the “2012 Plan”).

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.Grant of Restricted Stock Units.

(a)Number of Shares/Vesting.  The Company hereby grants to the Award Recipient, on the Grant Date, Restricted Stock Units relating to 10,624 shares of Stock, subject to the vesting schedule and terms and conditions set forth below (the “Award”).  Subject to earlier termination in accordance with this Agreement and the terms and conditions herein, Restricted Stock Units granted under this Agreement shall vest with respect to 25% of the shares of Stock covered hereby on each of the first, second, third, and fourth anniversaries of the Grant Date (each, a “Vesting Date”); provided, that the Award Recipient continues in Service and has not had a Separation from Service on each such Vesting Date; provided, further, for the avoidance of doubt, that there shall be no proportionate or partial vesting in the periods prior to or between each Vesting Date unless otherwise provided under this Agreement, and fractional shares shall be rounded to the nearest whole share but, if applicable, shall be rounded up or down on the last applicable Vesting Date so that the Award Recipient is eligible to vest in the total number of Restricted Stock Units granted under this Agreement (but in no event more than the total number of Restricted Stock Units granted under this Agreement); provided, further, for the avoidance of doubt, that no additional Restricted Stock Units shall vest following the Award Recipient’s Separation from Service.

(b)Additional Documents.  The Award Recipient agrees to execute such additional documents and complete and execute such forms as the Company may require for purposes of this Agreement.

(c)Issuance of Stock.  The shares of Stock underlying the Award Recipient’s vested Restricted Stock Units will be issued as soon as practicable following the earlier of (i) the date that the Restricted Stock Units vest pursuant to the vesting schedule, or (ii) the date of the Award Recipient’s Separation from Service, but in no event later than March 15 of the calendar year that immediately follows the first of such events (the date or dates such shares of Stock are delivered, the “Settlement Date”).  The issuance of shares of Stock under this grant shall be evidenced in such a manner as the Company, in its discretion, will deem appropriate, including, without limitation, book-entry registration or issuance of one or more stock certificates.  On the Settlement Date, the Company shall also deliver to the Award Recipient the number of additional shares of Stock, the number of any other securities of the Company and the amount of any other property (in the case of cash dividends, assuming such dividends had been reinvested in shares of Stock as of the ex-dividend date thereof), in each case that the Company distributed per share of Stock to holders generally during the period commencing on the Grant Date and ending on the applicable Settlement Date, multiplied by the number of shares of Stock that are being delivered to the Award Recipient under this paragraph, without interest, and less any tax withholding amount applicable to such distribution.  To the extent that the Restricted Stock Units are forfeited prior to vesting, the right to receive such distributions shall also be forfeited.

(d)Shareholder Rights.  The Award Recipient has no rights as a shareholder with respect to the shares of Stock underlying the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been delivered.  No adjustments are made for dividends, distributions, or other rights if the applicable record date occurs before the certificate is issued (or appropriate book entry is made), except as otherwise provided herein.

(e)Limitation on Settlement. The Award shall not be settled unless the offer and sale of the shares of Stock pursuant thereto has been registered under the Securities Act of 1933, as amended (the “1933 Act”), and qualified under applicable state “blue sky” laws or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available. All certificates for shares of Stock delivered under this Agreement shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the shares of Stock are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

2.Effect of Severance Agreements Generally.  The Company and the Award Recipient agree that notwithstanding anything herein to the contrary, the terms of a Severance Agreement expressly defining whether and in what manner (including upon termination of employment) the unvested portion of an award of restricted stock units shall vest, be exercisable or be cancelled shall control over the terms of this Agreement (including the vesting, exercise period forfeiture and other provisions contained in Section 4 hereof), and shall not be disregarded with respect to the terms of the Award.

3.Restrictions on Transfer.  To the extent not yet vested, the Restricted Stock Units may not be sold, transferred, assigned, transferred, pledged, hypothecated, or otherwise encumbered or disposed of, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment, or similar process.  If the Award Recipient attempts to do any of these things, he will immediately and automatically forfeit the Restricted Stock Units.

4.Termination of Service; Corporate Transactions.

(a)Certain Terminations of Service.  If, prior to vesting, the Award Recipient’s Service is terminated for any reason other than (i) death, (ii) Disability, or (iii) a circumstance providing for accelerated vesting pursuant to Section 4(c) hereof, the unvested portion of the Restricted Stock Units shall be forfeited by the Award Recipient and cancelled by the Company as of the date of the Award Recipient’s termination of Service, and the Award Recipient shall have no further right or interest therein unless the Committee in its sole discretion shall determine otherwise.

(b)Termination of Service for Death or Disability. If the Award Recipient’s Service terminates by reason of death or Disability, the Restricted Stock Units shall automatically vest in full as of the date of the Award Recipient’s termination of Service.

(c)Corporate Transaction. In the event that the unvested portion of this Award is assumed or continued, or substituted for new restricted stock units or another equity-based award of a successor entity, or parent or subsidiary thereof (with appropriate adjustments as to the number of shares), in each case upon the consummation of any Corporate Transaction (or in the event that the Award Recipient is party to a Severance Agreement, upon the consummation of any Change in Control (as defined in such Severance Agreement)), and the employment of the Award Recipient with the Company or an Affiliate is terminated within 24 months following the consummation of such Corporate Transaction (or in the event that the Award Recipient is party to a Severance Agreement, within 24 months following the consummation of such Change in Control (as defined in such Severance Agreement)) by the employer without Cause or by the Award Recipient for Good Reason, the unvested portion of the Restricted Stock Units shall be fully vested on the date of such termination of employment with the Company.   In the event a Corporate Transaction occurs (or in the event that the Award Recipient is party to a Severance Agreement, in the event that a Change in Control (as defined in such Severance Agreement) occurs) in which this Award is not being assumed, continued or substituted (as contemplated by the preceding sentence), the unvested portion of the Award shall be treated in accordance with the default rules applicable under Section 17.3 of the Plan with respect to Corporate Transactions.

5.Tax Withholding.  The Company shall have the right to require the Award Recipient to remit to the Company any and all amounts sufficient to satisfy any withholding or other taxes that may be due as a result of the issuance of shares of Stock subject to the Restricted Stock Units.  At the time of the Settlement Date (or, in the event that tax withholding is required as of an earlier date, then such earlier date), the Award Recipient shall pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding or other tax obligation. The Company may permit the Award Recipient to satisfy, in whole or in part, such obligation to remit withholding or other taxes, (a) by directing the Company to withhold shares of Stock that would otherwise become vested, (b) by delivering to the Company shares of Stock already owned by the Award Recipient and not then subject to any repurchase, forfeiture, unfulfilled vesting, or similar requirements, or (c) by permitting or requiring the Award Recipient to enter into a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Award Recipient irrevocably elects to sell a portion of the shares of Stock to be delivered in connection with the Restricted Stock Units to satisfy withholding obligations and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding obligations directly to the Company or any Affiliate in each case pursuant to such rules as the Committee may establish from time to time.  The Company shall also have the right to deduct from all cash payments made pursuant to, or in connection with, the Restricted Stock Units, the federal, state, or local taxes required to be withheld with respect to such payments.  The maximum number of shares of Stock that may be withheld to satisfy any federal, state, or local tax requirements may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state, or local taxing authority with respect to such vesting or payment; provided, however, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Committee has full discretion to choose, or to allow the Award Recipient to elect, to withhold a number of shares of Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding obligation in such Award Recipient’s relevant tax jurisdiction).

6.No Employment or Other Rights.  This Award does not confer upon the Award Recipient any right to be continued in the employment of, or otherwise provide Services to, the Company or any Subsidiary or other affiliate thereof, or interfere with or limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate such Award Recipient’s employment or other service relationship at any time.  For purposes of this Agreement only, the term “employment” shall include circumstances under which Award Recipient provides consulting or other Services to the Company or any of its Subsidiaries as an independent contractor, but such Award Recipient is not, nor shall be considered, an employee; provided, however, nothing in this Section 6 or this Agreement shall create an employment relationship between such person and the Company or its applicable Subsidiary, as the usages described in this Section are for convenience only.

7.Recapitalization or Reorganization.

(a)Authority of the Company and Shareholders. The existence of this Agreement and the Award granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the shares of Stock or the rights thereof or which are convertible into or exchangeable for shares of Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)Change in Capitalization. If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of capital stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock, or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Grant Date, the number and kind of shares of stock subject to the Award shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Award Recipient therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s shareholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Committee shall, in such manner as it deems appropriate, adjust the number and kind of shares of stock subject to the Award.

8.Section 409A.   The grant of Restricted Stock Units under this Agreement is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Code Section 409A.  Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any tax or penalty on Award Recipient under Code Section 409A, and neither the Company, its Affiliates, the Board, nor the Committee will have any liability to Award Recipient for such tax or penalty.  For purposes of this Agreement, a termination of Service occurs only upon an event that would be a Separation from Service within the meaning of Section 409A.  If, at the time of Award Recipient’s Separation from Service, (1) Award Recipient is a “specified employee” within the meaning of Code Section 409A, and (2) the Company makes a good faith determination that an amount payable on account of Award Recipient’s Separation from Service constitutes deferred compensation (within the meaning of Code Section 409A), the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Code Section 409A to avoid taxes or penalties under Code Section 409A (the “Delay Period”), then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after the Delay Period (or upon Award Recipient’s death, if earlier), without interest.  Each installment of Restricted Stock Units that vest under this Agreement (if there is more than one installment) will be considered one of a series of separate payments for purposes of Code Section 409A.

9.Clawback.  The Award is subject to mandatory repayment by the Award Recipient to the Company to the extent the Award Recipient is or in the future become subject to any Company “clawback” or recoupment policy or Applicable Laws that require the repayment by the Award Recipient to the Company of compensation paid to the Award Recipient in the event that the Award Recipient fails to comply with, or violates, the terms or requirements of such policy or Applicable Laws.

10.     Parachute Limitations. If the Award Recipient is a “disqualified individual,” as defined in Code Section 280G(c), then, notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Award Recipient with the Company or an Affiliate, except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Award Recipient (including groups or classes of grantees or beneficiaries of which the Award Recipient is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Award Recipient (a “Benefit Arrangement”), any right of the Award Recipient to any exercise, vesting, payment or benefit under this Agreement shall be reduced or eliminated: (a) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Award Recipient under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Award Recipient under this Agreement to be considered a “parachute payment” within the meaning of Code Section 280G(b)(2) as then in effect (a “Parachute Payment”); and (b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Award Recipient from the Company under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Award Recipient without causing any such payment or benefit to be considered a Parachute Payment.  Except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Committee shall have the right, in the Committee’s sole discretion, to designate those rights, payments, or benefits under this Agreement, all Other Agreements, and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment; provided, however, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of stock options or stock appreciation rights, then by reducing or eliminating any accelerated vesting of restricted stock or restricted stock units, then by reducing or eliminating any other remaining Parachute Payments.

11.Miscellaneous Provisions.

(a)Notices. Any notice required by the terms of this Agreement shall be delivered or made electronically, over the Internet or otherwise (with request for assurance of receipt in a manner typical with respect to communications of that type), or given in writing.  Any notice given in writing shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, and shall be addressed to the Company at its principal executive office and to the Award Recipient at the address that he has most recently provided to the Company.   Any notice given electronically shall be deemed effective on the date of transmission.

(b)Headings. The headings of sections and subsections are included solely for convenience of reference and shall not affect the meaning of the provisions of this Agreement.

(c)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(d)Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof and supersedes all other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof. In the event the Award Recipient is party to a Severance Agreement, any conflicts or ambiguities shall be resolved first by reference to the Severance Agreement and then to this Agreement.

(e)Amendments. Notwithstanding anything herein to the contrary, the Board and the Committee shall have the power to amend or modify this Agreement; provided, however, that no amendment or modification of this Agreement shall materially and adversely alter or impair the rights of the Award Recipient without the consent of the Award Recipient and any such amendment or modification of the terms of this Agreement by the Board or the Committee shall, upon adoption, become and be binding on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Committee shall give notice to the Award Recipient of any such amendment or modification as promptly as practicable after the adoption thereof. The foregoing shall not restrict the ability of the Award Recipient and the Board or the Committee by mutual written consent to alter or amend the terms of this Agreement.

(f)Binding Effect. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto and may only be amended by written agreement of the parties hereto.

(g)Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law provisions thereof.

(h)No Employment or Other Rights. This Agreement grant does not confer upon the Award Recipient any right to be continued in the employment of, or otherwise provide services to, the Company or any Subsidiary or other affiliate thereof, or interfere with or limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate the Award Recipient’s employment at any time.  For purposes of this Agreement only, the term “employment” shall include circumstances under which the Award Recipient provides consulting or other services to the Company or any of its Subsidiaries as an independent contractor, but the Award Recipient is not, nor shall be considered, an employee; provided, however, nothing in this Section 11(h) or this Agreement shall create an employment relationship between such person and the Company or its applicable Subsidiary, as the usages described in this Section are for convenience only.

(i)Administration. The Committee shall administer this Agreement and the related Award, and shall have full power and authority, subject to the express provisions hereof, to: (i) construe and interpret this Agreement, (ii) proscribe, amend and rescind rules and procedures relating to this Agreement, (iii) employ such legal counsel, independent auditors and consultants as it deems desirable for such administration and to rely upon any opinion or computation received therefrom, (iv) vary the terms of this Agreement to take account of tax, securities law and other regulatory requirements of foreign jurisdictions, and (v) make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of this Agreement.  All determinations by the Committee in carrying out and administering this Agreement and in construing and interpreting this Agreement shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(j)Liability; Board Action. No member of the Board or Committee, or any officer or employee of the Company to whom any duties or responsibilities are delegated hereunder shall be liable for any action or determination made in connection with the operation, administration or interpretation of this Agreement and the Company shall indemnify, defend and hold harmless each such person from any liability arising from or in connection with this Agreement, except where such liability results directly from such person’s fraud, willful misconduct or failure to act in good faith. In the performance of its responsibilities with respect to this Agreement, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.  Anything in this Agreement to the contrary notwithstanding, any authority or responsibility that, under the terms of this Agreement may be exercised by the Committee, may alternatively be exercised by the Board.

(k)Section 16(b) of the Exchange Act. This Agreement is intended to comply in all respects with Section 16(b) of the Exchange Act. Notwithstanding anything contained in this Agreement to the contrary, if the consummation of any transaction under this Agreement, or the taking of any action by the Committee in connection with a change in control of the Company, would result in the possible imposition of liability on the Award Recipient pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction or the effectiveness of such action to the extent necessary to avoid such liability, but in no event for a period longer than 180 days.

12.Definitions. For purposes of this Agreement, the following capitalized words shall have the meanings set forth below.

“Affiliate” shall have the meaning set forth in the 2012 Plan.

“Applicable Laws” shall have the meaning set forth in the 2012 Plan.

“Board” means the Board of Directors of the Company.

“Cause” shall have the meaning set forth in the Severance Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer equity compensation plan-related matters.

“Corporate Transaction” shall have the meaning set forth in the 2012 Plan.

“Disability” shall have the meaning set forth in the 2012 Plan.

“Exchange Act” shall have the meaning set forth in the 2012 Plan

“Fair Market Value” shall have the meaning set forth in the 2012 Plan.

“Good Reason” shall mean (i) if the Award Recipient is party to a Severance Agreement that defines “Good Reason,” the definition of “Good Reason” contained in such Severance Agreement, and (ii) if the Award Recipient is not party to a Severance Agreement that defines “Good Reason,” the Award Recipient voluntarily terminating his employment, following a Corporate Transaction, after the occurrence of any of the following circumstances (in each case, after notice by the Award Recipient to employer of the circumstance, and failure by the employer to cure and eliminate such circumstance within 15 calendar days of such notice):  (x) a requirement that the Award Recipient work principally from a location that is more than fifty (50) miles from his principal place of employment immediately prior to such Corporate Transaction, or (y) a ten percent or greater reduction in Award Recipient’s Total Compensation from the amount of such Total Compensation immediately prior to such Corporate Transaction.

“Restricted Stock Units” means a bookkeeping entry representing the equivalent of one (1) share of common stock, par value $0.10 per share, of the Company, awarded to the Award Recipient pursuant to this Agreement.

“Separation from Service” shall have the meaning given such term in Code Section 409A.

“Service” shall have the meaning set forth in the 2012 Plan.

“Severance Agreement” shall mean a written change in control and severance agreement between the Award Recipient and the Company.

“Stock” shall have the meaning set forth in the 2012 Plan.

“Subsidiary” shall have the meaning set forth in the 2012 Plan.

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EXECUTED as of the date first written above.

COMPANY:	ORTHOFIX MEDICAL INC.

By:
Name:
Title:

AWARD RECIPIENT:

Paul Gonsalves

Employee Inducement Restricted Stock Unit Agreement – Signature Page